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                                                                    EXHIBIT 3(i)


                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              THE HERTZ CORPORATION


     THE HERTZ CORPORATION, a Delaware corporation (the "Corporation"), does hereby certify:

     The amendments set forth below to the Corporation's Restated Certificate of Incorporation, were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

1.  (a)  That Article 4 be and hereby is amended as follows:

          4. CAPITAL STOCK. The total number of shares of stock which the Corporation shall have authority to issue is 3,000 shares, par value $.01 per share, of common stock.

    (b) Immediately upon the effectiveness of this Certificate of Amendment, the shares of Class A Common Stock issued and outstanding immediately prior to such effectiveness shall be changed into an equal number of shares authorized by Article 4 of the Restated Certificate of Incorporation, as hereby amended.

2. That Articles 5 and 11 be and hereby are deleted.

3. That paragraph (a) of Article 6 be and hereby is amended as follows:

          6. COMPUTATION; USE OF TERMS. (a) In determining the number or the record holders of outstanding shares of stock of the Corporation for the purpose of computing or determining the method of computing the vote or determining the right to vote at any meeting of stockholders, the original stock ledger of the Corporation as at the close of business on the record date fixed for such meeting or, if the stock transfer books of the Corporation shall have been closed for a period immediately preceding the date of such meeting, then as at the close of business on the date as of which such stock transfer books were so closed, shall be conclusive for all purposes, and in determining the number or the record holders of outstanding shares of stock of the Corporation for any other purpose, the original stock ledger of the Corporation as at the close of business on the date as of which the determination is being made, shall be conclusive for all purposes; all notwithstanding any other provision of this Restated Certificate of Incorporation.


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4. That Article 10 be and hereby is amended as follows:

          10. BOARD OF DIRECTORS - NUMBER AND VACANCIES. (a) The number of directors of the Corporation shall be not more than twelve (12) nor less than three (3), with the exact number to be fixed from time to time as provided in the By-Laws of the Corporation.

          (b) Unless the Corporation's Board of Directors otherwise determines, any vacancy occurring in the Board of Directors caused by death, resignation, increase in number of directors or otherwise may be filled by the affirmative vote of a majority of the remaining members of the Board of Directors, though less than a quorum, or by a sole remaining director.

5. That Article 12 be and hereby is amended as follows:

          12. MEETINGS. (a) If the By-Laws so provide, the stockholders and the directors may hold their meetings, and he Corporation may have one or more offices, either inside or outside of the State of Delaware. The books and records of the Corporation (subject to the provisions of the laws of the State of Delaware) may be kept either inside or outside of the State of Delaware at such places as from time to time may be determined by the Board of Directors.

          (b) Any corporate action required to be taken at any annual or special meeting of stockholders of the Corporation, or any corporate action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the corporate action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware (either by hand or by certified or registered mail, return receipt requested), its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

          (c) Unless otherwise prescribed by law or this Restated Certificate of Incorporation, special meetings of stockholders may be held at any time on call of the Chairman of the Board of Directors, the President or, at the request in writing of a majority of the Board of Directors, any officer.

6. That Article 16 be and hereby is amended as follows:

          16. BY-LAWS AMENDMENTS. The By-Laws of the Corporation may be altered, amended or repealed by the Board of Directors by the affirmative vote of directors constituting not less than a majority of the entire Board of Directors.


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7. Giving effect to this Certificate of Amendment, Articles 6 through 17 of the
   Corporation's Restated Certificate of Incorporation be and hereby are redesignated as Articles 5 through 15, and all references therein to other paragraphs or Articles shall be read as referring to such provisions in the Restated Certificate of Incorporation, as hereby amended.


     IN WITNESS WHEREOF, THE HERTZ CORPORATION has caused this Certificate to be signed and attested by its duly authorized officers, this 2nd day of May, 2001.


                                               THE HERTZ CORPORATION

                                    By:     /s/ Harold E. Rolfe
                                            -----------------------------
                                            Senior Vice President,
                                            General Counsel and Secretary


ATTEST:


/s/ I. David Parkoff
-----------------------
Assistant Secretary


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